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                                                                    EXHIBIT 99.1


[LOGO of SONY PICTURES]                                [LOGO of LIBERTY DIGITAL]

FOR IMMEDIATE RELEASE
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             LIBERTY DIGITAL, SONY PICTURES ENTERTAINMENT COMPLETE
                         GAME SHOW NETWORK TRANSACTION

            Liberty Digital Acquires 50% Stake in Game Show Network

LOS ANGELES, February 26, 2001 -- Sony Pictures Entertainment (SPE) and Liberty Digital, Inc. (Nasdaq: LDIG) announced today that they have completed Liberty Digital's previously announced acquisition of a 50% stake in SPE's Game Show Network (GSN).

As previously announced, Liberty Digital acquired its ownership position in GSN for approximately $275 million. Consideration was comprised of $125 million in cash, a $100 million note payable to Sony Pictures Entertainment (SPE), and $50 million in Liberty Digital stock. Per terms of the agreement, Liberty Digital has issued to SPE 1,491,598 shares of Series A common stock representing the stock component of the purchase price, and an additional 692,835 shares of Series A common stock representing prepaid interest on the seller financing.

"Sony Pictures Entertainment has done a great job of growing the Game Show Network to 32 million homes," stated Lee Masters, president and CEO of Liberty Digital. "We look forward to working with SPE to continue GSN's strong growth based on both traditional cable network economics and the new business opportunities the game format and interactivity create."

"Sony Pictures Entertainment is committed to developing new digital services and delivery systems for the broadband future, and our partnership with Liberty Digital is one testament to that strategy," said Len Grossi, president of SPE's Columbia TriStar Television. "We are hard at work with Lee and his team developing the strategy to fuel the next stage of GSN's growth. We are excited to be partnered with Liberty Digital and the Liberty family as we enhance the network's growth and continue to transform GSN into television's first fully interactive game-based network."

The companies originally announced the proposed transaction on August 21, 2000.

About Game Show Network
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Game Show Network, a Sony Pictures Entertainment company, is the premier programming service exclusively dedicated to the exciting world of games, game playing and game shows. Each day, the Game Show Network offers a wide array of programming including game show favorites from its diverse library and new interactive game shows